EXHIBIT 3.3

ARTICLES OF INCORPORATION

OF

HEARTH & HOME TECHNOLOGIES INC.

(As Amended and Restated on October 21, 2002)

ARTICLE 1.

Section 1.01.  Name.  The name of the Corporation is Hearth & Home Technologies Inc.

ARTICLE 2.

Section 2.01.  Duration.  The Corporation shall have perpetual duration.

ARTICLE 3.

Section 3.01.  Purposes and Powers.  The purposes for which the Corporation is organized include the transaction of any or all lawful business for which corporations may be incorporated under the Iowa Business Corporation Act.  The Corporation shall have unlimited power to engage in and transact, and to do any lawful act concerning or incidental to, any or all such business.  The provisions of this Section shall be liberally construed as both purposes and powers.

ARTICLE 4.

Section 4.01.  Authorized Shares.  The aggregate number of shares which the Corporation shall have authority to issue is 10,000,000 shares with the par value of $1.00 per share, consisting of one class of common stock.

Section 4.02.  Pre-Emptive Rights Denied.  No shareholder shall have any pre-emptive right to acquire, subscribe for, or purchase any shares (whether such shares are authorized by these Articles of Incorporation or authorized hereafter), treasury shares, or securities of the Corporation.  All pre-emptive rights which might otherwise exist are denied.

Section 4.03.  Authorization by Shareholders Required.  After the initial issuance of the Corporation's authorized shares at the Organization meeting of the Board of Directors, the affirmative vote of the holders of a majority of the total outstanding shares entitled to vote shall be required to authorize issuance or disposition by the Corporation of any shares of the

Corporation, issuance of any securities convertible (with or without consideration) into shares of the Corporation, or creation or issuance of any rights or options entitling the holders to purchase from the Corporation any shares of the Corporation.  Such authorization may be either general or confined to specific instances.  Without limitation, wherever used in this Section the word "shares" includes treasury shares.

Section 4.04.  Restrictions.  The By-laws may contain any provisions restricting the transfer of any or all shares of the Corporation.  Unless otherwise provided in the By-laws, such provisions shall apply to all shares of the Corporation, whether issued before or after the adoption or amendment of such provisions.

Without limitation, the word "transfer" includes the sale, assignment, gift, pledge, encumbrance, or creation of a security interest; any creation of a joint tenancy, tenancy in common, or any form of joint ownership or co-ownership in any shares; any transfer to a trustee pursuant to any voting trust; any transfer upon or as a result of the death of a shareholder; any transfer upon or as a result of the appointment of a guardian or conservator; any transfer by operation of law; any involuntary transfer, any transfer in connection with or pursuant to any judicial proceedings, court order or decree, execution, levy, bankruptcy proceedings, receivership proceedings, or foreclosure or enforcement of a pledge, encumbrance, or security interest; any disposition of or change in ownership of any shares; any change in the beneficial ownership of, beneficial interest in, or any interest in any shares; and any event as a result of which any person other than the shareholder of record becomes entitled (alone or together with one or more other persons) to have shares transferred into such person's name or to exercise voting rights (except as proxy) or to control the exercise of voting rights with respect to any shares.

Without limitation, the By-laws may provide for purchase options in favor of the Corporation or shareholders, or both, in the event that any transfer is proposed or attempted or takes place; may provide that if any transfer is attempted or takes place before the provisions of the By-laws with respect to such transfer have been complied with in full, the shares affected thereby shall have no voting rights until after such compliance, or shall not be transferred on the stock transfer books of the Corporation until after such compliance, or both; and may provide for liens in favor of the Corporation upon shares of the Corporation.  This Section shall not be construed to limit or restrict in any manner the provisions which may be included in the By-laws, nor to require the inclusion of any provision in the By-laws; but shall authorize inclusion in the By-laws or any lawful provisions with respect to any of the matters referred to herein and any other provisions related or incidental thereto or convenient in connection therewith.

ARTICLE 5.

Section 5.01.  Registered Office and Agent.  The address of the registered office of the Corporation is 408 East Second Street, Muscatine, Muscatine County, Iowa, and the name of its registered agent at such address is Steven M. Bradford.  (As changed 7/21/08.)

ARTICLE 6.

Section 6.01.  Number of Directors.  The number of Directors shall be fixed by the By-laws, except the initial Board of Directors.  The By-laws may fix the number of Directors either by stating the number or by providing that the number of Directors shall be the number determined by the shareholders from time to time as provided in the By-laws.

Section 6.02.  Removal of Directors.  At any meeting of shareholders, the shareholders may remove any or all Directors at will, with or without cause and with or without notice, by the vote required by these Articles of Incorporation.  The vacancy or vacancies in the Board of Directors caused by such removal may be filled as provided in the By-laws.

Section 6.03.  Delegation; Indemnification.  Any or all duties and powers of the Board of Directors (including, without limitation, the duty and power to manage the business and affairs of the Corporation and all duties and powers imposed or conferred by the Iowa Business Corporation Act) may be delegated by the By-laws or by the Board of Directors to one or more officers, committees, or persons.  The By-laws may contain provisions for indemnification and advancement of expenses.

Section 6.04.  Limitation of Directors' Personal Liability.  No Director or any person who, while a Director of the Corporation, is or was serving at the request of the Corporation as a Director, officer, partner, trustee, employee, or agent, including heirs and personal representatives, or another foreign or domestic corporation, joint venture, trust, other enterprise, or employee benefit plan, shall be personally liable to the Corporation or to its shareholders for monetary damages for breach of fiduciary duty as a Director, provided that any such Director's liability shall not be eliminated or limited for:

a.  A breach of the Director's duty or loyalty to the Corporation or its shareholders;

b.  Acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law;

        c.  A transaction from which the Director derives an improper personal benefit; or

d.  An improper act prohibited in Section 833 of the Iowa Business Corporation Act, as amended from time to time.

No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

ARTICLE 7.

Section 7.01.  Vote Required for Action.  The affirmative vote of the holders of a majority of the total outstanding shares entitled to vote shall be required and shall be sufficient to adopt any motion or resolution or take any action at any meeting of shareholders (including, without limitation, election or removal of Directors; any amendment to these Articles of Incorporation or the By-laws; any action with respect to which the Iowa Business Corporation Act requires the vote or concurrence of a greater or lesser proportion of the shares; and any matter which is submitted to a vote at a meeting of shareholders, whether or not such submission is required by law, by action of the Board of Directors, or by agreement).

However, the By-laws may provide that action may be taken on any or all procedural matters by the vote of a lesser proportion of the shares, even if less than a quorum.

This Section shall not be construed to require that any matter or action be submitted to a vote of shareholders or be authorized by the shareholders, if such submission or authorization would not be required in the absence of this Section.

Section 7.02.  Amendments to Articles of Incorporation.  The shareholders reserve the right from time to time to amend these Articles of Incorporation, by the vote required by these Articles of Incorporation and in the manner now or hereafter permitted by the Iowa Business Corporation Act or other applicable law, whether or not the amendment constitutes or results in a fundamental change in the purposes or structure of the Corporation or in the rights or privileges of shareholders or others or in any or all of the foregoing.  All rights and privileges of shareholders or other are subject to this reservation.

Any proposed amendment to these Articles of Incorporation may be modified or revised in any manner and to any extent by the shareholders at the meeting at which the proposed amendment to the Articles of Incorporation is submitted to the shareholders.  If the proposed amendment as modified or revised is adopted by the shareholders, it shall be effective even though the modification or revision is proposed at the meeting and was not included in the notice or summary of the proposed amendment.

Wherever used in these Articles of Incorporation with respect to the Articles of Incorporation, the word "amend," "amended," or "amendment" includes and applies to the amendment, alteration, or repeal of any or all provisions of the Articles of Incorporation or the adoption of new or restated Articles of Incorporation.

Section 7.03.  By-laws; Shareholders' Power to Amend.  The power to amend the By-laws of the Corporation is reserved exclusively to the shareholders of the Corporation.  Subject to this reservation, the procedure to amend the By-laws shall be as provided in the By-laws.  Wherever used in these Articles of Incorporation with respect to the By-laws, the word "amend," amended," or "amendment" includes and applies to the amendment, alteration, or repeal of any or all provisions of the By-laws or the adoption of new By-laws.

Section 7.04.  Effect of Articles of Incorporation and By-laws.  Each shareholder, by the act of becoming or remaining a shareholder of the Corporation or acquiring additional shares of the Corporation, shall be deemed to have accepted and agreed to all provisions of these Articles of Incorporation and the By-laws, as amended from time to time.  These Articles of Incorporation and the By-laws shall constitute a contract among the shareholders and the Corporation, which may be amended as provided in these Articles of Incorporation and the By-laws.  All provisions of the By-laws of the Corporation shall have the same force and effect as if such provisions were included in full in these Articles of Incorporation.  No provision of the By-laws shall be construed as having any lesser force or effect by reason of being included in the By-laws rather than in the Articles of Incorporation.

Any shareholder, regardless of the period of time during which he or she has been a shareholder, shall have the right to examine the Articles of Incorporation and By-laws of the Corporation in person or by agent or attorney at any reasonable time and to make extracts.  Upon written request of any shareholder, the Corporation shall mail a copy of the Articles of Incorporation and By-laws to him or her within a reasonable time.